EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-88721, 333-37076, 333-52172, 333-59034, 333-81682, 333-101821,333-108478 and 333-118889 of NetIQ Corporation and subsidiaries on Form S-8 of our report dated September 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in this Annual Report on Form 10-K of NetIQ Corporation for the year ended June 30, 2004.

/s/ Deloitte & Touche LLP
San Jose, California
September 9, 2004